EXHIBIT 8.1

LIST OF MAJOR SUBSIDIARIES

(As of March 31, 2015)

Name of Major Subsidiaries	Place of Incorporation	Ownership Interest
CSI Solartronics (Changshu) Co., Ltd.	People’s Republic of China	100%
CSI Solar Technologies Inc.	People’s Republic of China	100%
CSI Solar Manufacture Inc.	People’s Republic of China	100%
Canadian Solar Manufacturing (Luoyang) Inc., formerly known as CSI Central Solar Power Co., Ltd.	People’s Republic of China	100%
Canadian Solar Manufacturing (Changshu) Inc., formerly known as Changshu CSI Advanced Solar Inc.	People’s Republic of China	100%
CSI Cells Co., Ltd.	People’s Republic of China	100%
Canadian Solar (USA) Inc.	United States of America	100%
CSI Project Consulting GmbH	Germany	70%
Canadian Solar Japan K.K.	Japan	90.67%
Canadian Solar Solutions Inc.	Canada	100%
CSI Solar Power (China) Inc.	People’s Republic of China	100%
Canadian Solar EMEA GmbH	Germany	100%
Canadian Solar (Australia) Pty, Ltd.	Australia	100%
Canadian Solar International Ltd.	Hong Kong	100%
Canadian Solar O&M (Ontario) Inc.	Canada	100%
Suzhou Sanysolar Materials Technology Co. Ltd.	People’s Republic of China	80%
Canadian Solar South East Asia Pte., Ltd.	Singapore	100%
Canadian Solar Manufacturing (Suzhou) Inc.	People’s Republic of China	61%
Canadian Solar South Africa Pty., Ltd.	South Africa	100%
Canadian Solar Brasil Servicos De Consultoria EM Energia Solar Ltda.	Brazil	100%
Canadian Solar Middle East Ltd.	United Arab Emirates	100%
Canadian Solartronics (Suzhou) Co., Ltd.	People’s Republic of China	100%
Canadian Solar (Thailand) Ltd.	Thailand	100%
Canadian Solar Construction (USA) LLC	United States of America	100%
CSI-GCL (Yancheng) Solar Manufacturing Co., Ltd.	People’s Republic of China	80%
Changshu Tegu New Materials Technology Co., Ltd.	People’s Republic of China	75%
Changshu Tlink Co., Ltd.	People’s Republic of China	100%
Canadian Solar Trading (Changshu) Inc.	People’s Republic of China	100%
Recurrent Energy, LLC	United States of America	100%
Pt Canadian Solar Indonesia	Indonesia	67%